EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dollar Tree, Inc.:

We consent to the incorporation by reference in the registration statement (numbers 333-126286, 333-117337, 333-106886, 333-106884, 333-106883, 333-41248, 033-92812, 033-92816, 033-92814 and 333-38735) on Form S-8 and registration statement (number 333-61139) on Form S-4 of Dollar Tree, Inc. of our report dated March 17, 2011, with respect to the consolidated balance sheets of Dollar Tree, Inc. and subsidiaries as of January 29, 2011 and January 30, 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended January 29, 2011, and the effectiveness of internal control over financial reporting as of January 29, 2011, which reports appears in the January 29, 2011 annual report on Form 10-K of Dollar Tree, Inc.

/s/ KPMG LLP

Norfolk, Virginia
March 17, 2011

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